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                                                                    EXHIBIT 99.1


           GRANT PRIDECO TO PURSUE PRIVATE PLACEMENT OF $200 MILLION
                             SENIOR DEBT SECURITIES

THE WOODLANDS, TEXAS, November 8, 2000 - Grant Prideco, Inc. (NYSE:GRP) announced today that it intends to pursue a private placement of $200 million of senior debt securities. Proceeds from this private placement will be used primarily to refinance Grant Prideco's $100 million subordinated note to its former parent company, Weatherford International, Inc. Grant Prideco will utilize the balance of the proceeds to refinance other existing indebtedness and for general working capital purposes.

The private placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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CONTACTS:
Frances Powell (281/297-8536)